Exhibit 10.1

Loan Agreement

Lender: Merit Crown Limited (a company registered in Hong Kong, company No.: 2174556).

Borrower: Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd. (a company registered in Hong Kong, company No.: 1801348).

The two parties enter into this Agreement after full consultation.

Article 1. The Borrower borrows US$1,520,000 (One Million Five Hundred and Twenty Thousand US Dollars) from the Lender to meet the Borrower’s working capital needs. The loan period shall commence from the date when the Lender pays the full amount to the Borrower after deduction of the interest according to Article 2 (tentatively 9 December 2016) and end on 30 November 2017.

Article 2. The Borrower shall pay interest to the Lender at the annual interest rate of 8% based on the actual loan period. The interest for the actual loan period shall be paid on the commencement date of the loan period, and will be deducted from the loan amount by the Lender.

Article 3. Upon expiry of the loan period, the Borrower shall repay the principal to the Lender in a lump sum at the amount of US$1,520,000 (One Million Five Hundred and Twenty Thousand US Dollars). The parties can agree in advance to shorten or extend the loan period.

Article 4. This Agreement has two original copies, each of the Lender and the Borrower will keep one original copy, which shall have equal legal effect.

Article 5. This Agreement shall take effect on the date when the two parties sign thereon.

Lender:	Borrower:
Date: 2 December 2016	Date: 2 December 2016